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                                                                     EXHIBIT 8.4


                                                                December 6, 1999




The Goldman Sachs Group, Inc.,
         85 Broad Street,
                  New York, New York 10004.


Ladies and Gentlemen:

                  As United States tax counsel to The Goldman Sachs Group, Inc. (the "Company") in connection with the issuance by the Company of $21,000,000 aggregate face amount of 0.25% Exchangeable Notes due 2004 (Exchangeable for Common Stock of Yahoo! Inc.), which are part of the Company's Medium-Term Notes, Series B, we hereby confirm to you that the discussion set forth under the heading "Supplemental Discussion of United States Federal Income Tax Consequences" in Prospectus Supplement No. 48, dated November 23, 1999, to the Prospectus dated May 18, 1999 (the "Prospectus Supplement"), which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, is our opinion, subject to the limitations set forth therein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Supplemental Discussion of United States Federal Income Tax Consequences" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                 Very truly yours,

                                             /s/ Sullivan & Cromwell